UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section l3 and l5(d) of the

Securities Exchange Act of l934

February 6, 2009

Date of report (date of earliest event reported)

STANDARD PARKING CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-50796	16-1171179
(Commission File Number)	(IRS Employer Identification No.)

900 N. Michigan Avenue, Suite 1600, Chicago, Illinois 60611

(Address of Principal Executive Offices)  (Zip Code)

(312) 274-2000

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01(b) — Changes in Control of Registrant;
Item 8.01 — Other Events

Standard Parking Corporation (the “Company”) was informed by its parent company, Steamboat Industries LLC (“Steamboat”), that Steamboat intends to sell a majority (and potentially all or substantially all) of its stake in the Company.  Steamboat, which is controlled by the Company’s chairman, Mr. John V. Holten, and which currently controls a majority of the voting power of the Company’s common stock, intends that such sale would occur through one or more transactions, the result of which may be that the public float of the common stock of the Company will be increased.  Such transactions could include, among other things, a registered public offering (which Steamboat has a right to request pursuant to its existing registration rights agreement with the Company) and/or repurchases of shares by the Company, and Steamboat and the Company intend to cooperate with each other in any such transactions.  If such a registered public offering is successful or if the Company repurchases a meaningful amount of shares from Steamboat, the Company will cease to be a “controlled company” under the rules of NASDAQ, and Steamboat has indicated that, in conjunction with such offering, it intends to reduce its representation on the Company’s board of directors.  Steamboat may also reduce its stake in the Company through one or more private sales to third parties.

Steamboat has informed the Company that it plans to sell such shares in order to raise sufficient proceeds to repay a loan that it currently has with third-party lenders, which loan is secured by a pledge of all of Steamboat’s common stock in the Company and is in the amount of approximately $110 million.  Such third-party lenders have currently been providing Steamboat with short-term extensions of the loan, commencing on or around January 31, 2009, while Steamboat and the lenders are in negotiations on a longer extension to permit Steamboat with sufficient time to effect such sale.  In the event that Steamboat and its third-party lenders are not able to reach an agreement on such longer extension, or, in the event that they are able to reach agreement on such extension but Steamboat is not able to raise sufficient proceeds to repay the loan due to market conditions or otherwise, then such shares could also be transferred by Steamboat to such lenders.

There can be no assurance, however, as to the number of shares of the Company’s common stock that will be sold or transferred by Steamboat or the manner, timing or other terms of such sale or transfer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STANDARD PARKING CORPORATION

Date: February 9, 2009	By:	/s/ G. Marc Baumann
G. Marc Baumann,
Chief Financial Officer